INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

The Board of Directors
PENGRAM CORPORATION
(an Exploration Stage Company)

We consent to the use in the Registration Statement of Pengram Corporation (an Exploration Stage Company) on Form SB-2 dated April 19, 2007, of our Report of Independent Registered Public Accounting Firm dated February 8, 2007 on the Balance Sheet of Pengram Corporation (an Exploration Stage Company) as of November 30, 2006, and the related Statements of Operations, Changes in Stockholders’ Equity and Cash Flows for the period from April 28, 2006 (inception) to November 30, 2006.

In addition, we consent to the reference to us under the heading “Experts” in the Registration Statement.

/s/ Telford Sadovnick, P.L.L.C.

TELFORD SADOVNICK, P.L.L.C.
CERTIFIED PUBLIC ACCOUNTANTS

Bellingham, Washington

April 19, 2007